FORM 8-A


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                       CHECKERS DRIVE-IN RESTAURANTS, INC.
             (Exact name of registrant as specified in its charter)


             Delaware                                     58-1654960
------------------------------------       -------------------------------------

      (State of incorporation                         (IRS Employer
         or organization)                           Identification No.)



600 Cleveland Street, Eighth Floor
Clearwater, Florida                                          34615
------------------------------------       -------------------------------------

(Address of principal executive offices)                 (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:


        Title of each class                    Name of each exchange on which
        to be so registered                    each class is to be registered

               None                                         None
------------------------------------      --------------------------------------

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:

          Warrants to Purchase Common Stock, expiring December 22, 2000
       -------------------------------------------------------------------
                                (Title of Class)

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ITEM 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.
            --------------------------------------------------------

      This registration statement relates to the registration with the Securities and Exchange Commission of warrants (the "Warrants") to purchase shares of common stock, par value $0.001 per share (the "Common Stock"), of Checkers Drive-In Restaurants, Inc., a Delaware corporation (the "Registrant").

                           DESCRIPTION OF THE WARRANTS

      The following is a brief summary of the material terms of the Warrants and the Warrant Agreement under which the Warrants were issued. The form of Warrant and the Warrant Agreement are attached to this Registration Statement as exhibits and are incorporated herein by this reference. The descriptions of the terms of the Warrant and the Warrant Agreement are qualified in their entirety by reference to the form of Warrant and the Warrant Agreement.

      The Warrants were issued in connection with the settlement of a class action lawsuit, entitled RICHARD LOPEZ, ET AL., V. CHECKERS DRIVE-IN RESTAURANTS, INC., ET AL., filed in the United States District Court for the
Middle District of Florida, Tampa Division, Case No. 94-282-CIV-T-17C, to a group of approximately 12,000 plaintiffs. The issuance, division, transfer, exchange and exercise of the Warrants is governed by the terms and conditions of the Warrant Agreement, dated March 11, 1997, between the Registrant and ChaseMellon Shareholder Services, L.L.C., of Pittsburgh, Pennsylvania ("ChaseMellon"). ChaseMellon serves as the warrant agent under the Warrant Agreement as well as the registered transfer agent for the Warrants.

      The Warrants provide for the purchase of a total of 5,100,000 shares of Common Stock at a price of $1.375 per share. The Warrants are freely transferable and are expected to be listed for trading on the Nasdaq Stock Market's National Market.

      On or before November 22, 2000, the Registrant is required to prepare, file and have declared effective by the Securities and Exchange Commission ("SEC"), a registration statement under the Securities Act of 1933 (the "Registration Statement") registering the shares of Common Stock underlying the Warrants for issuance upon exercise of the Warrants. Provided that the Registration Statement is declared effective by the SEC on or before November 22, 2000, holders of the Warrants may exercise the Warrants at any time during the period from November 22, 2000 through December 22, 2000 (the "Expiration Date"). Unless the Expiration Date is extended as described below, the Warrants will expire and be cancelled at 4:00 p.m. on December 22, 2000, and thereafter a holder of a Warrant will have no right to purchase Common Stock. The Company may delay the filing of the Registration Statement or the declaration of the effectiveness thereof under certain conditions, and after the Registration Statement is declared effective, the Company may suspend effectiveness and the right of holders to exercise the Warrants under certain circumstances; however, in any such event, the Expiration Date will be extended to provide the holders of the Warrants with at least a thirty-day period during which they may exercise their Warrants.

      The number of shares of Common Stock which may be purchased under the Warrants, as well as the exercise price, are subject to adjustment from time to time under certain circumstances, including upon the payment of stock dividends, or the subdivision or combination of the outstanding shares of Common Stock. In the event of a merger of the Company into another corporation, each holder of a

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

Warrant will have the right thereafter, upon payment of the exercise price in effect immediately prior to the merger, to purchase the kind and amount of securities or property which he would have owned or been entitled to receive after the happening of such merger had the Warrant been exercised immediately prior to such action.

      Until a Warrant is exercised, the holder of the Warrant has none of the rights of a stockholder of the Registrant, such as the right to vote or receive dividends.

                         DESCRIPTION OF THE COMMON STOCK

      The description of the Common Stock set forth under the caption "Description of Checkers Capital Stock" at page 73 of the Prospectus contained in the Registrant's Registration Statement on Form S-1, filed with the Securities and Exchange Commission on April 22, 1996 (File No. 333-3802), is incorporated herein by reference.


ITEM 2.     EXHIBITS.
            --------
                                   Description
                                   -----------

1.1     Specimen of Warrant Certificate.

1.2     Specimen of Common Stock  Certificate,  as filed with the  Commission as
        Exhibit 4.3 to the Amendment No. 1 to the Registrant's Registration Statement on Form S-1, filed with the Commission on November 8, 1991 (File No. 33-42996), is hereby incorporated herein by this reference.

2.1 Restated Certificate of Incorporation of Registrant, as filed with the Commission as Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, filed with the Commission on September 26, 1991 (File No. 33-42996), is hereby incorporated herein by this reference.

2.2 Certificate of Amendment to Restated Certificate of Incorporation of Registrant, as filed with the Commission as Exhibit 3 to the Registrant's Form 10-Q for the quarter ended June 30, 1993, is hereby incorporated herein by this reference.

2.3 Certificate of Designation of Series A Preferred Stock of the Registrant, dated February 12, 1997, as filed with the Commission as
        Exhibit 3.1 to the Registrant's Form 8-K, dated February 19, 1997, is hereby incorporated herein by this reference.

2.4 Warrant Agreement dated as of March 11, 1997, between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Warrant Agent, as filed with the Commission as Exhibit 10.38 to the Registrant's Form 10-K for the year ended December 30, 1996, is hereby incorporated herein by this reference.

2.5 Bylaws of Registrant, as amended through February 16, 1995, as filed with the Commission as Exhibit 3.3 to the Registrant's Form 10-Q for the quarter ended March 27, 1995, are hereby incorporated herein by this reference.


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



                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized.




                                  CHECKERS DRIVE-IN RESTAURANTS, INC.


                                  By:   /s/ Joseph N. Stein
                                     -------------------------------------------
                                      Joseph N. Stein, Executive Vice President,
                                      Chief Financial Officer and Chief
                                      Administrative Officer




Dated:  May 12, 1997





























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




                                  EXHIBIT INDEX
                                  -------------



                                   Description
                                   -----------

1.1     Specimen of Warrant Certificate.

1.2     Specimen of Common Stock  Certificate,  as filed with the  Commission as
        Exhibit 4.3 to the Amendment No. 1 to the Registrant's Registration Statement on Form S-1, filed with the Commission on November 8, 1991 (File No. 33-42996), is hereby incorporated herein by this reference.

2.1 Restated Certificate of Incorporation of Registrant, as filed with the Commission as Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, filed with the Commission on September 26, 1991 (File No. 33-42996), is hereby incorporated herein by this reference.

2.2 Certificate of Amendment to Restated Certificate of Incorporation of Registrant, as filed with the Commission as Exhibit 3 to the Registrant's Form 10-Q for the quarter ended June 30, 1993, is hereby incorporated herein by this reference.

2.3 Certificate of Designation of Series A Preferred Stock of the Registrant, dated February 12, 1997, as filed with the Commission as
        Exhibit 3.1 to the Registrant's Form 8-K, dated February 19, 1997, is hereby incorporated herein by this reference.

2.4 Warrant Agreement dated as of March 11, 1997, between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Warrant Agent, as filed with the Commission as Exhibit 10.38 to the Registrant's Form 10-K for the year ended December 30, 1996, is hereby incorporated herein by this reference.

2.5 Bylaws of Registrant, as amended through February 16, 1995, as filed with the Commission as Exhibit 3.3 to the Registrant's Form 10-Q for the quarter ended March 27, 1995, are hereby incorporated herein by this reference.











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